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                                                                   EXHIBIT 99.1
                          GULFMARK INTERNATIONAL, INC.
                           5 POST OAK PARK, SUITE 1170
                            HOUSTON, TEXAS 77027-3414

                                  PRESS RELEASE

                              FOR IMMEDIATE RELEASE

         December 5, 1996 - Houston - GulfMark International, Inc.(NASDAQ:GMRK) today announced that it will distribute to its stockholders, in a tax-free spin-off, all the shares of stock of a new publicly traded company which will acquire all of the assets of GulfMark used in connection with its marine transportation services business and will assume certain liabilities associated with such assets. The Company believes that the spin-off will serve to focus attention on the Company's rapidly growing international offshore marine activities and thus enhance and facilitate its ability to access capital to further develop its growth plans. Following the spin-off, the assets of GulfMark will consist of GulfMark's erosion control services business, approximately 2.2 million shares of Energy Ventures common stock and certain corporate and miscellaneous assets. In conjunction with the spin-off, GulfMark has also entered into a definitive agreement with Energy Ventures, Inc. (NYSE:EVI) pursuant to which Energy Ventures will acquire GulfMark, in a tax-free merger, in which approximately 2.2 million shares of Energy Ventures stock will be issued to the stockholders of GulfMark. In the merger, GulfMark stockholders will receive .6695 shares of Energy Ventures common stock for each share of GulfMark common stock held by such stockholders.
         The transaction is subject to, among other things, approval by the stockholders of both GulfMark and Energy Ventures and customary regulatory approvals. It is expected that the transaction will be consummated prior to the end of the first quarter of 1997.
         GulfMark International, Inc. provides marine transportation services to the energy industry with a fleet of twenty-nine (29) offshore supply vessels operating primarily in the North Sea and Southeast Asia. In addition, the Company provides erosion control services to pipelines, railroads and other commercial interests and through its 10% ownership of Energy Ventures, Inc. participates in the broader oilfield service sector, particularly the manufacture of drill pipe, premium tubulars and production equipment.

Contact: Frank R. Pierce, Executive Vice President
(713) 963-9522